Exhibit 99.1

Filed by Pioneer Merger Corp.
Pursuant to Rule 425 under the Securities Act of 1933, as
amended, and deemed filed pursuant to Rule 14a-12 under
the Securities Exchange Act of 1934, as amended

Subject Company: Acorns Grow Incorporated

Commission File No.: 001-39867

ACORNS HIGHLIGHTS BUSINESS, GROWTH AND PRODUCT PLANS, AND FINANCIALS AT VIRTUAL ANALYST DAY

IRVINE, CA, September 15, 2021 – Acorns Grow Incorporated (“Acorns”), the saving and investing app, today hosted a virtual analyst day where the Company provided an overview of its business and vast market opportunity, brand and marketing strategy, growth strategy, and financial outlook.

“We are building a generational company that grows sustainably and creates long-term value both for our customers and investors,” said Noah Kerner, CEO of Acorns. “In our third fiscal quarter, Acorns highly differentiated financial wellness system, attractive, recurring subscription model and trusted brand enabled us to generate 79% revenue growth and 34% ARPU expansion year-over-year. We are excited about the long-term opportunities for Acorns as we continue to invest and grow from 4.3 million subscribers today toward our goal of 10 million subscribers in 2025.”

Virtual Analyst Day Presentation

A replay of the webcast and the presentation materials are available through Acorns investor relations page at Acorns.com/investor-relations/.

Acorns Path to Becoming a Public Company

In May, Acorns entered into a definitive agreement to combine with Pioneer Merger Corp. (NASDAQ:PACX), a publicly traded special purpose acquisition company. The transaction will result in Acorns becoming a publicly traded company on the Nasdaq Capital Market under the symbol OAKS.

About Acorns

Acorns is how everyday consumers can save & invest for the long term. By putting tools of wealth-making in everyone’s hands, Acorns has become the largest subscription service in U.S. consumer finance, serving more than 4 million everyday Americans. Customers get automated investing in diversified portfolios, built with help from experts like Nobel Laureate economist, Dr. Harry Markowitz. Acorns easy retirement account allows customers to invest for a better life later in minutes, no expertise required. To help everyone spend smarter, Acorns introduced banking that invests with every swipe, and cash-forward rewards. And, everyday Americans may invest in their kids and get money news they can use, all from the same app. To date, customers have invested more than $9.6 billion with Acorns, much of it in spare change. From acorns, mighty oaks do grow!

Investing involves risk, including loss of principal. Round-Up investments are transferred from your linked funding source (checking account) to your Acorns Invest account, where the funds are invested into a portfolio of selected ETFs. Round-Up investments from an external account, will be processed when your Pending Round-Ups reach or exceed $5. Round-Up investments from Acorns Checking accounts will be processed on an ongoing basis if the Round-Ups setting is set to automatic. Please consider your objectives, risk tolerance, and Acorns’ fees before investing. Investment advisory services provided by Acorns Advisers, LLC, SEC Registered Investment Advisor. Brokerage services provided by Acorns Securities, LLC member FINRA/SIPC.

Investor Contact:

Jay Li

jli@acorns.com

Media Contact:

Jessica Schaefer

Jessica@acorns.com